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                                                                    EXHIBIT 23.1



                        CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
Capstone Capital Corporation:


We consent to incorporation by reference in registration statements No. 33-77788 and No. 33-97926 on Form S-3 and No. 333-21581 on Form S-8 of our
reports dated January 20, 1997, relating to the consolidated balance sheets of Capstone Capital Corporation as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 1996 and 1995, and for the period from June 30, 1994 (inception) to December 31, 1994, and all related schedules, which reports appear in or incorporated by reference in the December 31, 1996 annual report on Form 10-K of Capstone Capital Corporation.



Birmingham, Alabama
September 26, 1997
                                                        KPMG Peat Marwick LLP